FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 15, 2008 NASDAQ Symbol: FBMI	Contact: Thomas R. Sullivan President and Chief Executive Officer (989) 466-7347

FIRSTBANK CORPORATION ANNOUNCES
RETIREMENT OF AFFILIATE BANK PRESIDENT

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announces the decision of James D. Fast to retire as President and CEO at Firstbank — West Michigan effective August 31, 2008, after 20 years of service.

Mr.     Sullivan stated, “Jim will continue working at the bank through the end of August and has agreed to consult with us on a part-time basis if needed. We congratulate Jim and send him, and his wife Karen, into their retirement with our best wishes.”

William L. Benear will assume the duties of President and CEO at Firstbank — West Michigan. Bill has been serving as West Michigan’s EVP/Senior Lender since February of 2008 and will help to ensure a smooth transition. Bill’s service to Firstbank Corporation dates back to 1994 when he joined Firstbank — Lakeview as EVP and eventually became its President and CEO in January, 2000. Bill has over 30 years of banking experience, with career highlights that support Firstbank’s philosophy on asset quality.

Richard A. Barratt, EVP/Senior Lender at Firstbank — Alma will be assisting Bill at Firstbank — West Michigan on an interim basis. Rick has been with Firstbank — Alma since 2002 and has 24 years of banking experience, concentrated in the commercial lending area.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.